Exhibit 99.1

Twin Disc Announces Third Quarter Results

MILWAUKEE, Wis., April 30, 2024 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN), today reported results for the fiscal 2024 third quarter ended March 29, 2024.

Fiscal Third Quarter 2024 Highlights

•  Sales increased 50 basis points year-over-year to $74.2 million

•  Gross margin of 28.2%, expanded 210 basis points on a year-over-year basis

•  Net income attributable to Twin Disc was $3.8 million and EBITDA* of $7.0 million

•  Robust operating cash flow year to date of $22.3 million  compared to $6.9 million in the year-ago period

•  Free cash flow* year to date of $14.7 million compared to breakeven in the year-ago period

•  Solid six-month backlog of $130.5 million bolstered by healthy ongoing demand

CEO Perspective

“We continued our trend of solid performance in the third quarter as we captured healthy end market demand in an evolving environment. Through our focus on operational discipline and working capital management, we delivered margin expansion, strong EBITDA generation, and impressive free cash generation despite lingering macroeconomic headwinds. Critically, these results highlight the impact of improvements we have made throughout our business in recent years, which we expect to serve as a tailwind well into the future,” commented John H. Batten, President and Chief Executive Officer of Twin Disc. “We are also pleased to have announced an agreement to acquire Katsa Oy earlier in the quarter, which will expand our global footprint and broaden our offerings within the industrial, marine and hybrid/electrification space. With our strong balance sheet and flexible financial profile, we will continue to explore similar opportunities to drive sustainable growth for Twin Disc while enabling long-term value creation for our stakeholders.”

Third Quarter Results

Sales for the fiscal 2024 third quarter increased 50 basis points year-over-year to $74.2 million, driven by continued demand for the Company’s Marine and Propulsion Systems market and favorable product mix. The Company saw total sales increase in Europe, decrease in North America, and remain flat in Asia-Pacific.

Sales by product group:

Product Group
(Thousands of $):	Q3 FY24 Sales	Q3 FY23 Sales	Change (%)
Marine and Propulsion Systems	$45,244	$43,854	3.2%
Land-Based Transmissions	19,089	19,574	-2.5%
Industrial	6,232	7,303	-14.7%
Other	3,596	3,041	18.3%
Total	$74,161	$73,772	0.5%

Gross profit increased 8.7% to $20.9 million compared to $19.3 million for the third fiscal quarter of 2023. Third quarter gross margin increased approximately 210 basis points sequentially to 28.2%. This improvement reflects the benefit of prior pricing actions, continued easing of supply chain headwinds, a favorable product mix and successfully executing our operational playbook.

Marketing, engineering and administrative (ME&A) expense increased by $2.6 million, or 17.6%, to $17.2 million, compared to $14.6 million in the prior year quarter. The increased ME&A expense was primarily driven by the investment in resources to drive our hybrid electric strategy, the impact of inflation and currency translation.

Net income attributable to Twin Disc for the quarter was $3.8 million, or $0.27 per diluted share, compared to net income attributable to Twin Disc of $3.3 million, or $0.24 per share, for the third fiscal quarter of 2023. The year-over-year increase was driven by favorable operating results.

Earnings before interest, taxes, depreciation, and amortization (EBITDA) remained strong at $7.0 million in the third quarter, compared to $7.0 million in the third fiscal quarter of 2023.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $130.5 million, compared to $125.2 million at the end of the second fiscal quarter of 2024. As a percentage of six-month backlog, inventory decreased from 105.3% at the end of the second quarter to 99.5% at the end of the third fiscal quarter of 2024. Compared to the third fiscal quarter of 2023, cash increased 70.0% to $23.8 million, total debt decreased 45.5% to $17.0 million and net debt* decreased $24.1 million to $(6.8) million. The improvement was primarily attributable to net payoff of long-term debt as a result of our strong cash from operations.

CFO Perspective

Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary stated, “Our solid results, underscored by profitable growth and healthy free cash flow, have continued to strengthen our balance sheet. We are seeing ongoing improvements in backlog, and believe there is even more runway for enhanced cash generation as we target additional inventory reductions in the fourth quarter. As we near the end of the fiscal year, we remain well-positioned to keep advancing our capital allocation priorities while making progress towards our strategic and financial goals.”

Discussion of Results

Twin Disc will host a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern time on April 30, 2024. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until April 29, 2025.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions
Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

Free cash flow is calculated as net cash provided (used) by operating activities less acquisition of fixed assets.

Investors:

Riveron

TwinDiscIR@riveron.com

Source: Twin Disc, Incorporated

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE

(In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
		As Adjusted		As Adjusted
	March 29, 2024	March 31, 2023	March 29, 2024	March 31, 2023
Net sales	$74,161	$73,772	$210,709	$193,036
Cost of goods sold	53,221	54,507	149,377	143,451
Cost of goods sold - Sale of boat management system product line and related inventory	-	-	3,099	-
Gross profit	20,940	19,265	58,233	49,585

Marketing, engineering, and administrative expenses	17,199	14,626	51,268	45,688
Restructuring expenses	139	33	207	208
Other operating income	-	1	-	(4,149)
Income from operations	3,602	4,605	6,758	7,838

Other expense (income):
Interest expense	263	522	1,049	1,682
Other expense (income), net	(959)	178	(649)	13
	(696)	700	400	1,695
Income before income taxes and noncontrolling interest	4,298	3,905	6,358	6,143

Income tax expense	398	548	2,606	2,350
Net income	3,900	3,357	3,752	3,793
Less: Net earnings attributable to noncontrolling interest, net of tax	(78)	(76)	(173)	(188)
Net income attributable to Twin Disc	$3,822	$3,281	$3,579	$3,605

Dividends per share	$0.04	$-	$0.08	$-

Income per share data:
Basic income per share attributable to Twin Disc common shareholders	$0.28	$0.24	$0.26	$0.27
Diluted income per share attributable to Twin Disc common shareholders	$0.27	$0.24	$0.26	$0.26

Weighted average shares outstanding data:
Basic shares outstanding	13,742	13,504	13,663	13,455
Diluted shares outstanding	13,904	13,662	13,852	13,608

Comprehensive income
Net income	$3,900	$3,357	$3,752	$3,793
Benefit plan adjustments, net of income taxes of $10, $(1), $2 and $(5), respectively	(191)	(29)	(470)	(1,240)
Foreign currency translation adjustment	(3,084)	1,014	(930)	3,116
Unrealized gain (loss) on cash flow hedge, net of income taxes of $0, $0, $0 and $0, respectively	196	(224)	(74)	(26)
Comprehensive income	821	4,118	2,278	5,643
Less: Comprehensive income attributable to noncontrolling interest	34	67	224	277
Comprehensive income attributable to Twin Disc	$787	$4,051	$2,054	$5,366

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Three Quarters Ended

	March 29, 2024	March 31, 2023	March 29, 2024	March 31, 2023

Net income attributable to Twin Disc	$3,822	$3,281	$3,579	$3,605
Interest expense	263	522	1,049	1,682
Income tax expense	398	548	2,606	2,350
Depreciation and amortization	2,474	2,670	7,497	6,936
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$6,957	$7,021	$14,731	$14,573

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	March 29, 2024	March 31, 2023

Current maturities of long-term debt	$2,000	$2,000
Long-term debt	15,042	29,276
Total debt	17,042	31,276
Less cash	23,843	14,024
Net debt	$(6,801)	$17,252

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands; unaudited)

	For the Quarter Ended
	March 29, 2024	March 31, 2023
Net cash provided by operating activities	$22,273	$6,859
Acquisition of fixed assets	(7,598)	(6,783)
Free cash flow	$14,675	$(76)

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	March 29, 2024	June 30, 2023
ASSETS
Current assets:
Cash	$23,843	$13,263
Trade accounts receivable, net	40,950	54,760
Inventories	129,845	131,930
Assets held for sale	2,968	2,968
Prepaid expenses	10,471	8,459
Other	10,451	8,326
Total current assets	218,528	219,706

Property, plant and equipment, net	40,606	38,650
Right-of-use assets operating leases	14,498	13,133
Intangible assets, net	10,157	12,637
Deferred income taxes	2,210	2,244
Other assets	2,755	2,811
Total assets	$288,754	$289,181

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,010
Accounts payable	33,230	36,499
Accrued liabilities	63,406	61,586
Total current liabilities	98,636	100,095

Long-term debt	15,042	16,617
Lease obligations	12,638	10,811
Accrued retirement benefits	6,707	7,608
Deferred income taxes	2,965	3,280
Other long-term liabilities	5,822	5,253
Total liabilities	141,810	143,664

Twin Disc shareholders' equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	40,428	42,855
Retained earnings	122,759	120,299
Accumulated other comprehensive loss	(7,094)	(5,570)
	156,093	157,584
Less treasury stock, at cost (638,712 and 814,734 shares, respectively)	9,797	12,491

Total Twin Disc shareholders' equity	146,296	145,093

Noncontrolling interest	648	424
Total equity	146,944	145,517

Total liabilities and equity	$288,754	$289,181

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Quarters Ended
		As Adjusted
	March 29, 2024	March 31, 2023

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,752	$3,793
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,497	6,936
Gain on sale of assets	(87)	(4,237)
Loss on sale of boat management product line and related inventory	3,099	-
Provision for deferred income taxes	239	(1,462)
Stock compensation expense and other non-cash changes, net	2,242	2,355
Net change in operating assets and liabilities	5,531	(526)

Net cash provided by operating activities	22,273	6,859

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(7,598)	(6,783)
Proceeds from sale of fixed assets	-	7,177
Other, net	(167)	199

Net cash (used) provided by investing activities	(7,765)	593

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	66,661	65,862
Repayments of revolving loan arrangements	(66,661)	(69,823)
Repayments of other long-term debt	(1,510)	(1,534)
Dividends paid to shareholders	(1,119)	-
Payments of finance lease obligations	(663)	(231)
Payments of withholding taxes on stock compensation	(1,791)	(463)

Net cash used by financing activities	(5,083)	(6,189)

Effect of exchange rate changes on cash	1,155	240

Net change in cash	10,580	1,503

Cash:
Beginning of period	13,263	12,521

End of period	$23,843	$14,024